Exhibit 99.(a)(1)(M)

AMENDMENT NO. 1 TO OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

Effective December 15, 2008, the Offer to Exchange Outstanding Options to Purchase Common Stock, dated December 8, 2008, is hereby amended and supplemented as follows:

Section 16, Information About Us, is hereby amended to add the following text at the end of such section:

“We issued a press release dated December 15, 2008 announcing that Paul Laikind, Ph.D. has resigned as our President and Chief Executive Officer to pursue other opportunities.  Dr. Laikind will continue to serve as a member of our Board of Directors.  In conjunction with Dr. Laikind’s resignation, Mark D. Erion, Ph.D., Chief Scientific Officer and Executive Vice President of Research and Development and a member of our Board of Directors, has been named President, Chief Executive Officer and Chief Scientific Officer.”

Clause (c) of Section 17, Additional Information, is hereby amended in its entirety in the following manner:

“(c)                                                    our Current Reports on Form 8-K filed with the SEC on February 1, 2008, February 15, 2008, April 22, 2008, April 25, 2008, May 1, 2008 (excluding information therein which is deemed furnished and not filed), May 12, 2008, August 7, 2008 (excluding information therein which is deemed furnished and not filed), September 25, 2008, November 13, 2008 (excluding information therein which is deemed furnished and not filed) and December 15, 2008;”